EXHIBIT 21

                             SUSA PARTNERSHIP, L.P.
                                  SUBSIDIARIES

All subsidiaries are organized under Tennessee law, unless otherwise indicated.


Storage USA Franchise Corp.
Storage USA Construction, Inc.
Elite Storage, Inc.
SUSA Tennessee, Inc.
SUSA Arizona, Inc.
SUSA New Jersey, Inc.
Peachtree Development II, Inc.(Texas)
Tamiami Mini Storage Partners, L.P. (Florida)
441 Mini Storage Partners, L.P. (Florida)
Sunset Mini Storage Partnership, L.P. (Florida)
Dade County Mini Storage Associates, L.P. (Florida)
Southeast Mini Storage, L.P. (Florida)
Buzzman Partners I, L.P. Buzzman Partners II, L.P.
Storage USA of Palm Beach County, L.P.
Preston Self Storage, L.P.
SUSA Nashville, L.P.
SUSA Mesa, L.P.
SUSA Hackensack, L.P.
SUSA Secaucus, L.P.
SUSA Harrison, L.P.
SUSA Orange, L.P.
Clarendon Storage Associates, L.P.